Exhibit 99.1

July 26, 2017

Press Release

SOURCE: Oil States International, Inc.

Oil States Adds Robert L. Potter to its Board

HOUSTON, July 26 – Oil States International, Inc. (NYSE:OIS) announced today that its Board of Directors elected Robert “Bob” L. Potter as a member of its Board of Directors. Mr. Potter will serve as a Class III Director with an initial term expiring in May 2019.

“I’d like to welcome Bob to his new role as a Director of Oil States and look forward to his leadership and strategic insight. Bob’s extensive energy industry and manufacturing experience will provide meaningful benefits to Oil States as we focus on the long-term growth and success of our Company," said Cindy B. Taylor, Oil States' President and Chief Executive Officer.

About Robert L. Potter

Robert “Bob” L. Potter is the retired President of FMC Technologies, Inc. (“FMC”), having held that position from August 2012 until his retirement in November 2013.  Mr. Potter joined FMC in 1973 after his graduation from Rice University.  He served in a number of sales, operations and management roles prior to his appointment in 2001 as Vice President of Energy Processing for FMC.  He was appointed Senior Vice President of Energy Processing and Global Surface Wellhead in 2007 and Executive Vice President of Energy Systems in 2010.

Mr. Potter is a former chairman of the board for the Petroleum Equipment Suppliers Association (“PESA”) and a former member of the board of directors of the National Ocean Industries Association (“NOIA”). Mr. Potter is a current member of the Council of Overseers for the Jones Graduate School of Business at Rice University.  Mr. Potter currently serves on the Board of Directors of Tidewater Inc.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities, certain drilling equipment and shorter-cycle products, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2016 filed by Oil States with the Securities and Exchange Commission on February 17, 2017.

Company Contact:

Lloyd A. Hajdik

Oil States International, Inc.

Executive Vice President, Chief Financial Officer and Treasurer

713-652-0582

Patricia Gil

Oil States International, Inc.

Director, Investor Relations

713-470-4860

SOURCE: Oil States International, Inc.

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